SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
SCHEDULE 13G
(RULE 13d - 102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
(Amendment No. 3)*
FinTech Acquisition Corp. V
(Name of Issuer)
Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)
31810Q107
(CUSIP Number)
December 31, 2021
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]            Rule 13d-1(b)
[x]            Rule 13d-1(c)
[ ]            Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,137,720

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,137,720

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,137,720

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.34%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Offshore Master Fund, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,299,284

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,299,284

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,299,284

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.07%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Offshore, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,299,284

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,299,284

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,299,284

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.07%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Long, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

53,137

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

53,137

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

53,137

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Long Offshore Master Fund, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

17,396

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

17,396

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,396

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Partners Long Offshore, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

17,396

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

17,396

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

17,396

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Wavefront, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

478,431

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

478,431

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

478,431

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.87%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

LCG Holdings, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,985,968

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,985,968

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,985,968

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.55%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Capital Group, LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,985,968

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,985,968

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,985,968

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.55%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Luxor Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,985,968

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,985,968

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,985,968

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.55%

12.	TYPE OF REPORTING PERSON

OO

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Christian Leone

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

3,985,968

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

3,985,968

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,985,968

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

15.55%

12.	TYPE OF REPORTING PERSON

IN

Item 1(a).	Name of Issuer:
FinTech Acquisition Corp. V (“Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
2929 Arch Street, Suite 1703
Philadelphia, PA 19104

Item 2.	(a) Name of Persons Filing:
(b) Address of Principal Business Office or, if None, Residence:
(c) Citizenship:

The names and citizenships of the persons filing this statement on Schedule 13G are (collectively, the “Reporting Persons”):

Luxor Capital Partners, LP (the “Onshore Fund”)
Citizenship: Delaware

Luxor Capital Partners Offshore Master Fund, LP (the “Offshore Master Fund”)
Citizenship: Cayman Islands

Luxor Capital Partners Offshore, Ltd. (the “Offshore Feeder Fund”)
Citizenship: Cayman Islands

Luxor Capital Partners Long, LP (the “Long Onshore Fund”)
Citizenship: Delaware

Luxor Capital Partners Long Offshore Master Fund, LP (the “Long Offshore Master Fund”)
Citizenship: Cayman Islands

Luxor Capital Partners Long Offshore, Ltd. (the “Long Offshore Feeder Fund”)
Citizenship: Cayman Islands

Luxor Wavefront, LP (the “Wavefront Fund”)
Citizenship: Delaware

LCG Holdings, LLC (“LCG Holdings”)
Citizenship: Delaware

Luxor Capital Group, LP (“Luxor Capital Group”)
Citizenship: Delaware

Luxor Management, LLC (“Luxor Management”)
Citizenship: Delaware

Christian Leone (“Mr. Leone”)
Citizenship: United States

The principal business address of each of the Onshore Fund, the Long Onshore Fund, the Wavefront Fund, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036.
The principal business address of each of the Offshore Master Fund, the Offshore Feeder Fund, the Long Offshore Master Fund and the Long Offshore Feeder Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Item 2(d).	Title of Class of Securities:
Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).
Item 2(e).	CUSIP Number:
31810Q107

Item 3.	If This Statement is Filed Pursuant to Rule 13d 1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	[ ]	Insurance company defined in Section 3(a)(19) of the Exchange Act.
(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act.
(e)	[ ]	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	[ ]	Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g)	[ ]	Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	[ ]	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	[ ]	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	[ ]	Non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).
(k)	[ ]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership.
(a)	Amount beneficially owned:
As of the close of business on December 31, 2021:
(i)	The Onshore Fund beneficially owned 2,137,720 shares of Class A Common Stock, including 54,000 shares of Class A Common Stock underlying call options currently exercisable;
(ii)
The Offshore Master Fund beneficially owned 1,299,284 shares of Class A Common Stock, including 34,000 shares of Class A Common Stock underlying call options currently exercisable. The  Offshore Feeder Fund, as the owner of a controlling interest in the Offshore Master Fund, may be deemed to have beneficially owned the shares of Class A Common Stock beneficially owned by the Offshore Master Fund;

(iii)	The Long Onshore Fund beneficially owned 53,137 shares of Class A Common Stock;

(iv)
The Long Offshore Master Fund beneficially owned 17,396 shares of Class A Common Stock. The  Long Offshore Feeder Fund, as the owner of a controlling interest in the Long Offshore Master Fund, may be deemed to have beneficially owned the shares of Class A Common Stock beneficially owned by the Long Offshore Master Fund;

(v)	The Wavefront Fund beneficially owned 478,431 shares of Class A Common Stock, including 12,000 shares of Class A Common Stock underlying call options currently exercisable;
(vi)
LCG Holdings, as the general partner of the Onshore Fund, the Offshore Master Fund, the Long Onshore Fund, the Long Offshore Master Fund and the Wavefront Fund may be deemed to have beneficially owned the 3,985,968 shares of Class A Common Stock beneficially owned by the Onshore Fund, the Offshore Master Fund, the Long Onshore Fund, the Long Offshore Master Fund and the Wavefront Fund, including 100,000 shares of Class A Common Stock underlying call options currently exercisable;

(vii)
Luxor Capital Group, as the investment manager of the Onshore Fund, the Offshore Feeder Fund, the Offshore Master Fund, the Long Onshore Fund, the Long Offshore Feeder Fund, the Long Offshore Master Fund and the Wavefront Fund (collectively, the “Funds”), may be deemed to have beneficially owned the 3,985,968 shares of Class A Common Stock beneficially owned by the Funds, including 100,000 shares of Class A Common Stock underlying call options currently exercisable;

(viii)
Luxor Management, as the general partner of Luxor Capital Group, may be deemed to have beneficially owned the 3,985,968 shares of Class A Common Stock beneficially owned by Luxor Capital Group, including 100,000 shares of Class A Common Stock underlying call options currently exercisable; and

(ix)
Mr. Leone, as the managing member of Luxor Management, may be deemed to have beneficially owned the 3,985,968 shares of Class A Common Stock beneficially owned by Luxor Management, including 100,000 shares of Class A Common Stock underlying call options currently exercisable.

(b)	Percent of Class:
As of the close of business on December 31, 2021, the Reporting Persons may be deemed to have beneficially owned 3,985,968 shares of the Issuer’s Class A Common Stock or 15.55% of the Issuer’s Class A Common Stock outstanding, which percentage was calculated based on 25,640,000 shares of the Issuer’s Class A Common Stock outstanding as of November 10, 2021, as per the information reported in the Issuer’s Form 10-Q/A filed December 1, 2021. Specifically, as of the close of business on December 31, 2021 each Reporting Person beneficially owned such percentage as reflected on Item 11 of the applicable Cover Page hereto.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote of Class A Common Stock:
See Cover Pages Items 5-9.
(ii)	Shared power to vote or to direct the vote of Class A Common Stock:
See Cover Pages Items 5-9.
(iii)	Sole power to dispose or to direct the disposition of Class A Common Stock:
See Cover Pages Items 5-9.
(iv)	Shared power to dispose or to direct the disposition of Class A Common Stock:
See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
See Exhibit A of the Schedule 13G/A filed with the Securities and Exchange Commission on June 22, 2021.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.
Dated:  February 14, 2022
LUXOR CAPITAL PARTNERS, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS OFFSHORE, LTD.

By: Luxor Capital Group, LP, as investment manager

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG OFFSHORE MASTER FUND, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL PARTNERS LONG OFFSHORE, LTD.

By: Luxor Capital Group, LP, as investment manager

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR CAPITAL GROUP, LP

By: Luxor Management, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR WAVEFRONT, LP

By: LCG Holdings, LLC, as General Partner

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LCG HOLDINGS, LLC

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

LUXOR MANAGEMENT, LLC

By:	/s/ Norris Nissim
Norris Nissim,
General Counsel

/s/ Norris Nissim
NORRIS NISSIM, as Agent for Christian Leone